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                                                                 Exhibit 8.2

     FREDRIKSON & BYRON, P.A.                     1100 International Centre
     ATTORNEYS AT LAW                             900 Second Avenue South
                                                  Minneapolis, MN 55402-3397
                                                  (612) 347-7000
                                                  FAX (612) 347-7077


                                 December 18, 1998


Medtronic, Inc.
7000 Central Avenue N.E.
Minneapolis, Minnesota  55432

     RE: Agreement and Plan of Merger by and among Medtronic, Inc., MAV Merger Corp., and Arterial Vascular Engineering, Inc. dated as of November 29, 1998

Ladies and Gentlemen:

     You have requested our opinion as to certain United States federal income tax consequences of the merger (the "Merger") of MAV Merger Corp. ("Merger Subsidiary"), a Delaware corporation and a wholly-owned subsidiary of Medtronic, Inc. ("Parent"), a Minnesota corporation, with and into Arterial Vascular Engineering, Inc. (the "Company"), a Delaware corporation. The Merger is being consummated pursuant to the Agreement and Plan of Merger by and among Parent, Merger Subsidiary, and the Company dated as of November 29, 1998 (the "Merger Agreement"). Unless otherwise defined, capitalized terms used herein have the meanings assigned to them in the Merger Agreement.

     In connection with rendering our opinion, we have reviewed the Merger Agreement, including the Exhibits thereto, the Proxy Statement/Prospectus constituting part of the Registration Statement on Form S-4 filed by Parent with the Securities and Exchange Commission on December 18, 1998, and such other documents and corporate records as we have deemed necessary or appropriate as a basis therefor. We have assumed that the representations and warranties contained in the Merger Agreement were true, correct and complete when made and will continue to be true, correct and complete through the Effective Time, and that the parties have complied with and, if applicable, will continue to comply with the covenants contained in the Merger Agreement. We also have assumed that statements as to factual matters contained in the Proxy Statement/Prospectus are true, correct, and complete and will continue to be true, correct, and complete through the Effective Time. Finally, we have relied on the representations made by Parent and the Company in tax certificates provided to us dated December 18, 1998, and we have assumed that such representations will continue to be true, correct, and complete through the Effective Time.


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     Based upon the foregoing, in reliance thereon and subject thereto, and based upon the Internal Revenue Code of 1986, as amended (the "Code"), the Treasury Regulations promulgated thereunder, judicial decisions, revenue rulings and revenue procedures of the Internal Revenue Service, and other administrative pronouncements, all as in effect on the date hereof, and assuming that the Merger and related transactions will be consummated in accordance with the terms of the Merger Agreement, it is our opinion that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code, and that each of Parent, Merger Subsidiary, and the Company will be a party to such reorganization within the meaning of Section 368(b) of the Code. Furthermore, we hereby confirm that the discussion set forth under the caption "The Merger--Certain Federal Income Tax Consequences" in the Proxy Statement/Prospectus, insofar as such discussion constitutes statements of United States federal income tax law or legal conclusions, subject to the assumptions, limitations, and qualifications set forth therein, accurately reflects our opinion of the material United States federal income tax consequences of the Merger.

     No opinion is expressed as to any matter not specifically addressed above, including the accuracy of the representations or reasonableness of the assumptions relied upon by us in rendering the opinion set forth above. Our opinion is based on current United States federal income tax law and administrative practice and we do not undertake to advise you as to any future changes in United States federal income tax law or administrative practice that may affect our opinion unless we are specifically retained to do so. We consent to the use of this opinion as an Exhibit to the Proxy Statement/Prospectus, and to the references to Fredrikson & Byron, P.A. under the captions "The Merger--Certain Federal Income Tax Consequences" and "Legal Matters" in the Proxy Statement/Prospectus.


                                             Very truly yours,

                                             /s/ Fredrikson & Byron, P.A.

                                             FREDRIKSON & BYRON, P.A.